EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of United Fire & Casualty Company described in the following table of our reports dated February 28, 2006, with respect to internal control over financial reporting and the consolidated financial statements and schedules of United Fire & Casualty Company included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Registration Statement
Form	Number	Purpose
S-8	333-42895	Pertaining to United Fire’s employees stock purchase plan
S-8	333-63103	Pertaining to United Fire’s nonqualified employee stock option plan
S-8	333-107041	Pertaining to the United Fire Group 401(k) plan
S-8	333-129923	Pertaining to United Fire’s nonqualified non-employee director stock option and restricted stock plan
/s/ Ernst & Young LLP
Chicago, Illinois
February 28, 2006

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